OMB APPROVAL OMB Number 3235-0058
SEC FILE NUMBER 0-8862
CUSIP NUMBER 32 0488109

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

                  (CHECK ONE):    ☐Form 10-K ☐ Form 20-F ☐  Form 11-K   ☒ Form 10-Q    ☐ Form N-SAR ☐ Form N-CSR

For	Period Ended: October 31, 2007

☐ ☐ ☐ ☐ ☐

Transition Report on Form 10-K
Transition Report on Form 20-F
Transition Report on Form 11-K
Transition Report on Form 10-Q
Transition Report on Form N-SAR
For the Transition Period Ended: ______________________________

Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

        First Hartford Corp.
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Full Name of Registrant

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Former Name if Applicable

        149 Colonial Road
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Address of Principal Executive Office (Street and Number)

        Manchester, CT  06040
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      X      (b) The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly  report of transition  report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

               (c) The  accountant's  statement  or  other  exhibit  required  by Rule 12-b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR,  N-CSR, or the transition  report or portion  thereof,  could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company was delayed in the preparation and review of the financial statements due to late arrival of complete information from a 50% owned subsidiary which is consolidated in the Company's financial statements.  The records are kept in that subsidiaries office which is located in another state.

PART IV - OTHER INFORMATION

     (1)  Name and  telephone  number  of person  to  contact  in regard to this notification

                  Stuart Greenwald                           860                                  646-6555
                      (Name)                                    (Area Code)                (Telephone Number)

     (2)  Have all other periodic  reports required under Section 13 or 15(d) of the  Securities  Exchange Act of 1934 or Section 30 of the  Investment Company  Act of 1940  during  the  preceding  12  months or for such shorter period that the registrant was required to file such report(s) been filed?  If answer is no, identify report(s). Yes  ☒  No  ☐

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     (3)  Is it anticipated that any significant change in results of operations from  the  corresponding  period  for the  last  fiscal  year  will be reflected  by the  earnings  statements  to be included in the subject report or portion thereof? ☐ Yes  ☒ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made

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                    First Hartford Corp.
(Name of Registrant as Specified in Charter)

has caused this  notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date 12-17-2007	By: /s/ Stuart Greenwald Stuart Greenwald Treasurer